AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON March 10, 2020

Registration Statement Nos. 333-175165,

333-192341, 333-203916, 333-218119, 333-231392

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-175165

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-192341

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-203916

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-218119

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231392

UNDER

THE SECURITIES ACT OF 1933

Primo Water Holdings LLC

(successor in interest to Primo Water Corporation)

(Exact name of registrant as specified in its charter)

Delaware	82-1161432
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4221 West Boy Scout Boulevard, Suite 400

Tampa, Florida 33607

(813) 313-1732

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Primo Water Corporation Amended and Restated 2010 Omnibus Long-Term Incentive Plan

Primo Water Corporation 2004 Stock Plan

Primo Water Corporation 2010 Employee Stock Purchase Plan

Primo Water Corporation 2019 Omnibus Long-Term Incentive Plan

(Full titles of the plans)

Marni Morgan Poe

Chief Legal Officer

Primo Water Holdings LLC (f/k/a Fore Merger LLC)

(as successor by merger to Primo Water Corporation)

4221 West Boy Scout Boulevard, Suite 400

Tampa, Florida 33607

(813) 313-1732

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Matthew H. Meyers

Faegre Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103

Telephone: (215) 988-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Primo Water Corporation, a Delaware corporation (the “Registrant”), previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-175165), filed with the SEC on June 27, 2011, as amended on May 19, 2017, pertaining to the registration of an aggregate of 1,037,817 shares of the common stock of the Registrant (“Common Stock”), comprised of 718,273 shares of Common Stock issuable under the Primo Water Corporation 2010 Omnibus Long-Term Incentive Plan (as subsequently amended, the “2010 Omnibus Plan”), 295,586 shares of Common Stock issuable under the Primo Water Corporation 2004 Stock Plan and 23,958 shares of Common Stock issuable under the Primo Water Corporation 2010 Employee Stock Purchase Plan (the “ESPP”);

•

Registration Statement on Form S-8 (File No. 333-192341), filed with the SEC on November 14, 2013, as amended on May 19, 2017, pertaining to the registration of an aggregate of 1,750,000 shares of Common Stock, comprised of 1,500,000 shares of Common Stock issuable under the 2010 Omnibus Plan and 250,000 shares of Common Stock issuable under the ESPP;

•

Registration Statement on Form S-8 (File No. 333-203916), filed with the SEC on May 6, 2015, as amended on May 19, 2017, pertaining to the registration of 1,500,000 shares of Common Stock issuable under the 2010 Omnibus Plan;

•

Registration Statement on Form S-8 (File No. 333-218119), filed with the SEC on May 19, 2017, pertaining to the registration of an aggregate of 2,650,000 shares of Common Stock, comprised of 2,500,000 shares of Common Stock issuable under the 2010 Omnibus Plan and 150,000 shares of Common Stock issuable under the ESPP; and

•

Registration Statement on Form S-8 (File No. 333-231392), filed with the SEC on May 10, 2019, pertaining to the registration of 1,500,000 shares of Common Stock issuable under the Primo Water Corporation 2019 Omnibus Long-Term Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of January 13, 2020, as amended on January 28, 2020 (the “Merger Agreement”), by and among Primo Water Corporation (“Primo”), Cott Corporation (“Cott”), Cott Holdings Inc., a wholly-owned subsidiary of Cott (“Holdings”), Fore Merger LLC, a wholly-owned subsidiary of Holdings (“Merger Sub”), and Fore Acquisition Corporation, a wholly-owned subsidiary of Merger Sub (the “Purchaser”), (i) the Purchaser merged with and into Primo (the “first merger”), with Primo surviving the first merger as a wholly-owned subsidiary of Merger Sub and (ii) immediately following the first merger, Primo merged with and into Merger Sub (the “second merger” and together with the first merger, the “merger”), with Merger Sub being the surviving entity as a wholly-owned subsidiary of Cott and becoming the successor in interest to the Registrant (the “Surviving Company”). The merger became effective on March 2, 2020.

In connection with the closing of the merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Surviving Company, as the successor in interest to the Registrant, hereby removes from registration all shares of Common Stock registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Surviving Company, as successor in interest to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on March 10, 2020.

PRIMO WATER HOLDINGS LLC
(successor in interest to Primo Water Corporation)

By:	/s/ Thomas J. Harrington
Name:	Thomas J. Harrington
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed below by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Thomas J. Harrington Thomas J. Harrington	President (Principal Executive Officer)	March 10, 2020

/s/ Jay Wells Jay Wells	Chief Financial and Administrative Officer (Principal Financial Officer)	March 10, 2020

/s/ Jason Ausher Jason Ausher	Chief Accounting Officer (Principal Accounting Officer)	March 10, 2020

/s/ Thomas J. Harrington Thomas J. Harrington	Chief Executive Officer of Cott Holdings Inc., as sole member of Primo Water Holdings LLC	March 10, 2020